BEFORE
                     THE PUBLIC UTILITIES COMMISSION OF OHIO


IN THE MATTER OF THE APPLICATION OF         )
COLUMBUS SOUTHERN POWER COMPANY FOR         )
APPROVAL OF ELECTRIC TRANSITION PLAN AND    )        CASE NO. 99- ___-EL-ETP
APPLICATION FOR RECEIPT OF TRANSITION       )
REVENUES                                    )

IN THE MATTER OF THE APPLICATION OF         )
OHIO POWER COMPANY FOR                      )
APPROVAL OF ELECTRIC TRANSITION PLAN        )
AND APPLICATION FOR RECEIPT OF              )        CASE NO. 99- ___-EL-ETP
TRANSITION REVENUES                         )



--------------------------------------------------------------------------------
         APPLICATIONS OF COLUMBUS SOUTHERN POWER COMPANY AND OHIO POWER
             COMPANY FOR APPROVAL OF ELECTRIC TRANSITION PLANS AND
                 APPLICATIONS FOR RECEIPT OF TRANSITION REVENUES
--------------------------------------------------------------------------------


                   Edward J. Brady, Esq.
                   Kevin F. Duffy, Esq.
                   Marvin I. Resnik, Esq.
                   Trial Attorney
                   American Electric Power Service Corporation
                   1 Riverside Plaza
                   Columbus, Ohio 43215
                   (614) 223-1606
                   Fax: (614) 223-1687
                   Email: miresnik@aep.com

                   Daniel R. Conway, Esq.
                   Porter, Wright, Morris & Arthur
                   41 South High Street
                   Columbus, Ohio 43215
                   (614) 227-2270
                   Fax: (614) 227-2100
                   Email: dconway@porterwright.com

                   Attorneys for Columbus Southern Power Company and Ohio Power Company

                                     BEFORE
                     THE PUBLIC UTILITIES COMMISSION OF OHIO



IN THE MATTER OF THE APPLICATION OF         )
COLUMBUS SOUTHERN POWER COMPANY FOR         )
APPROVAL OF ELECTRIC TRANSITION PLAN AND    )        CASE NO. 99- ___-EL-ETP
APPLICATION FOR RECEIPT OF TRANSITION       )
REVENUES

IN THE MATTER OF THE APPLICATION OF         )
OHIO POWER COMPANY FOR                      )
APPROVAL OF ELECTRIC TRANSITION PLAN        )
AND APPLICATION FOR RECEIPT OF              )        CASE NO. 99- ___-EL-ETP
TRANSITION REVENUES                         )



--------------------------------------------------------------------------------
            APPLICATIONS OF COLUMBUS SOUTHERN POWER COMPANY AND OHIO
          POWER COMPANY FOR APPROVAL OF ELECTRIC TRANSITION PLANS AND
                 APPLICATIONS FOR RECEIPT OF TRANSITION REVENUES
--------------------------------------------------------------------------------

I.   INTRODUCTION

     Ohio Power Company ("OPCO") and Columbus Southern Power Company ("CSP") (collectively referred to herein as the "Companies") are "electric utilities" as defined by ss. 4928.01(A)(11), Ohio Rev. Code, supplying "retail electric service," as defined in ss. 4928.01(A)(27). Section 4928.31(A) requires each electric utility to file with the Commission a plan for the utility's provision of retail electric service during the transition to a competitive market, i.e., during "the market development period."

     Section 4928.31(A) describes the various elements that such a "Transition Plan" must include and others that it may include. Pursuant to ss. 4928.06(A), the Commission promulgated rules for Transition Plans and Consumer Education Plans on November 30, 1999, in Case No. 99-1141-EL-ORD.(1)

II.  TRANSITION PLAN


     Accordingly, CSP and OPCO hereby submit their Transition Plan filings under ss. 4928.31(A). As further explained below, the Companies' Transition Plans address all of the five elements that ss. 4928.31(A) requires: (1) a rate unbundling plan; (2) a corporate separation plan; (3) plans to address operational support systems and other technical implementation issues; (4) an employee assistance plan; and (5) a consumer education plan. In addition to those required elements, the Transition Plans address other elements that ss. 4928.31(A) permits, but does not require: (1) tariff terms and conditions to address matters necessary to accommodate electric restructuring; (2) an application for the opportunity to receive transition revenues; and (3) a plan for the independent operation of the Companies' transmission facilities. Finally, the Transition Plans include a shopping incentive plan, pursuant to Rule 4901:1-20-03(C)(3). For purposes of providing a clear understanding of their filings, the Companies have addressed all of the requirements contained in the Commission's rules.

     A.   ELEMENTS OF THE TRANSITION PLAN

          1.   RATE UNBUNDLING PLAN (PART A)

     CSP and OPCO will conduct their rate unbundling consistent with ss. 4928.31(A)(1), ss. 4928.34(A)(1) to (7), and Rule 4901:1-20-03, Ohio
Administrative Code, Appendix A. Beginning on the starting date of competitive retail electric service, there will be two tariff offerings: the Standard Tariff and the Open Access Distribution Tariff. The first tariff applies to

----------

     (1) On December 29, 1999, CSP and OPCO jointly filed an Application for Rehearing and sought clarification of several rules included in the Commission's November 30, 1999 Order.

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


those customers who do not choose an alternative electric supplier and continue to take energy-related services from either of the distribution companies. The second tariff applies to those customers who choose an alternative electric supplier. The rate schedules for the Standard Tariff detail the generation, transmission and distribution components of existing rates and include the following riders: Universal Service Fund, Energy Efficiency Fund, KWH Tax, Gross Receipts Tax Credit, Property Tax Credit, Municipal Income Tax, Franchise Tax and Regulatory Asset Charge. The riders included in the Open Access Distribution Tariff are the same except that there is an additional Transition Charge, but no Property Tax Credit. The tariffs and charges are described in detail in the testimony of Witnesses Thomas, Roush, and Forrester.

          2.   CORPORATE SEPARATION PLAN (PART B)

     CSP and OPCO will implement and operate under a Corporate Separation Plan consistent with ss. 4928.31(A)(2) and ss. 4928.17. Since the Code of Conduct, adopted by the Commission under Rule 4901:1-20-16(G)(4), governs relationships between the corporate entities established pursuant to the Corporate Separation Plan, the Code of Conduct will become effective upon implementation of the Corporate Separation Plan. In addition, the Companies will comply with ss. 4928.17(A)(3) as of January 1, 2000.

     As part of the Corporate Separation Plan, included as Part B, each Company plans to establish a new transmission subsidiary and a new distribution subsidiary, the details of which are set forth in Part B to this Application, and explained in the testimony of Witnesses Forrester, Knorr and Pena. These new distribution subsidiaries will own and operate all of the distribution assets currently owned by CSP and OPCO, respectively. While the new transmission subsidiaries will own the transmission assets, currently owned by CSP and OPCO, respectively, those assets will be operated in a manner described in Witness Baker's testimony. The generation assets will remain with CSP and OPCO. The new distribution and transmission subsidiaries will be public utilities, as defined in ss.ss. 4905.02 and 03. The plan will be implemented with appropriate recognition of the substantial overlapping financial arrangements that currently exist. The goal is to separate each operating company in an orderly and economically efficient manner, and to minimize additional transition costs that result from prematurely unwinding the existing financial arrangements. Because CSP's and OPCO's customers will continue to receive the same level of service, the transaction will be transparent to them. CSP and OPCO request that the Commission approve their Corporate Separation Plan at the same time the Commission approves their Transition Plans.

     While the Companies believe that Am. Sub. S.B. No. 3 provides the Commission with ample statutory authority by which to approve the proposed Corporate Separation Plan as filed, the Commission may have statutory authority under ss. 4905.48 (B) and (C) and ss. 4905.63(2), to approve the transfer of assets from CSP and OPCO to their transmission and distribution subsidiaries.(3) To the extent the Commission determines to assert jurisdiction over the proposed transactions based on ss. 4905.48 or ss. 4905.63, the Companies urge the Commission to 1) determine that they have met the necessary filing requirements under such statutory provisions

----------

     (2) While the two subsidiaries of each Company are not yet public utilities, they will be upon completion of the transaction. Thus, to the extent that the Commission determines that ss. 4905.63, provides jurisdiction to review the transfer of assets that the Companies' Corporate Separations Plans contemplate, the Companies also request the appropriate approvals which that statutory provision contemplates.

     (3) No abandonment of service will occur as a result of the proposed transactions. Therefore, Commission review of the proposed transfer of assets under ss. 4905.20 and ss. 4905.21 (known as the "Miller Act"), is not necessary and would be inconsistent with the Commission's treatment of similar applications. SEE, WESTERN UNION CORP, Case No. 89-649-TP-ABN (Aug. 6, 1998), COLUMBIA Gas, Case No. 90-754-GA-ATR (Oct. 25, 1990), COLUMBIA GAS, Case No. 90-1561-GA-ATR (Dec. 13, 1980), and NETWORK ONE, Case No. 97-1534-CT-ATR (Aug. 6, 1998). In the event the Commission determines, nevertheless, to assert Miller Act jurisdiction over the proposed transactions, the Companies urge the Commission to conduct its review within the context of the Transition Plan proceedings and to notify the Companies promptly if the Commission requires any additional information to complete its review. In addition, the Companies request that, if the Miller Act is applied, the Commission find that the notice of these Applications is sufficient to satisfy the notice requirements under the Miller Act.

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


through their pending request for approval of their Transition Plans filed in these proceedings, 2) utilize the information provided through testimony and exhibits in the Transition Plan filings as support for approval, and 3) conduct any further review, including a public hearing if necessary, and grant approval within the context of these proceedings.

     The testimony submitted in support of the Companies' Transition Plans includes extensive information regarding the proposed transactions. If jurisdiction exists under ss. 4905.48 (B) and (C), the information included in the Transition Plan filings fully supports an approval of the transfer of assets under that section. However, should the Commission require any additional information, CSP and OPCO recommend that the Commission seek such information during the course of its review of the Transition Plan filings. Therefore, to the extent the Commission exercises jurisdiction under ss. 4905.48(B) and (C), it should proceed with review and grant approval of the transactions in tandem with its review and approval of the Transition Plans.

          3. PLAN(S) TO ADDRESS OPERATIONAL SUPPORT SYSTEMS AND OTHER TECHNICAL IMPLEMENTATION ISSUES (PART C)

     CSP and OPCO will implement a plan or plans to address operational support systems and other technical implementation issues pertaining to competitive retail electric service. The plan(s) will be consistent with ss. 4928.31(A)(3) and Rule 4901:1-20-03, Appendix B. Those plans are presented in Part C to the Transition Plan filings. Included in that Part is a project timeline which demonstrates that the Companies have already completed a number of activities in an effort to implement operational support systems. The plans are further described in Witness Laine's testimony.

          4.   EMPLOYEE ASSISTANCE PLAN (PART D)

     CSP and OPCO have plans for providing severance, retraining, early retirement, retention, outplacement, and other assistance for their employees. The Companies, however, at this time, have not identified any employee who will be affected by electric utility restructuring under Chapter 4928. Therefore, the Companies are not requesting recovery, at this time, of any Employee Assistance Plan costs as part of their Application to Receive Transition Revenue. The Companies' Employee Assistance Plans, which are consistent with ss. 4928.31(A)(4), and Rule 4901:1-20-03, Appendix C, are described in Witness Ackerman's testimony.

          5.   CONSUMER EDUCATION PLAN (PART E)

     CSP and OPCO, working with the state's other electric utilities through the Ohio Electric Utility Institute, will implement a statewide and coordinated local-territory campaign plan by which they will provide consumer education on electric restructuring under Chapter 4928. Consistent with ss. 4928.31(A)(5) and ss. 4928.42, and the Commission-ordered consumer education plan set forth in Attachment II of the Commission's November 30, 1999, Order, CSP's and OPCO's Consumer Education Plans will be supervised by the Commission's Staff. The Consumer Education Plans are included in Part E. Additional information regarding the plans is included in Witness Forrester's testimony.

     B.   COMPONENTS OF A TRANSITION PLAN THAT SECTION 4928.31(A) PERMITS

          1. TARIFF TERMS AND CONDITIONS TO ADDRESS MATTERS NECESSARY TO ACCOMMODATE ELECTRIC RESTRUCTURING


     Section 4928.31(A) permits an electric utility to include in its Transition Plan tariff terms and conditions to address matters necessary to accommodate electric restructuring, including reasonable requirements for changing suppliers and the length of commitment by a customer for service. As set forth in Part A, CSP's and OPCO's plans include a tariff for customers who continue to take energy-related services from the Companies and a distribution-only tariff that will apply to any customer who switches to an alternative provider. The tariffs are explained in Witness Thomas's testimony.

     2.   APPLICATION FOR OPPORTUNITY TO RECEIVE TRANSITION REVENUES (PART F)

     CSP and OPCO hereby apply for an opportunity to receive transition revenues as authorized under ss.ss. 4928.31 to 4928.40. They request recovery of stranded generation costs for the difference between the lower estimated market price of electric energy and the unbundled generation rate of each current applicable rate schedule. The charge for such recovery for each Company will be on a
(cent)/KWH basis, as shown on Schedule UNB-2 of the Application. Such costs are to be recovered over the five-year transition period. Further, the Companies request recovery, over a 10-year period, of generation-related regulatory assets, including new regulatory assets resulting from compliance with electric industry restructuring obligations. The transition recovery mechanism is consistent with ss.ss. 4928.31 to 4928.40 and Rule 4901:1-20-03, Appendix D. CSP requests recovery of $363,199,000, attributed to existing and new regulatory assets. OPCO requests recovery of $610,786,000 attributed to existing and new regulatory assets. The recovery amounts are reflected in Witness Roush's testimony. An overview of the transition revenue recovery mechanism is provided in Witness Forrester's testimony.

     3.   PLAN FOR THE INDEPENDENT OPERATION OF TRANSMISSION FACILITIES (PART G)

     The Companies will also implement a plan for the independent operation of their transmission facilities. This component of the Transition Plans will be consistent with ss. 4928.12 and ss. 4928.34(A)(13), and Rule 4901:1-20-17, to
the extent that such sections and rule are not preempted by federal law, do not improperly interfere with interstate commerce, or are otherwise not beyond the Commission's statutory authority.(4) CSP and OPCO intend to participate in the Alliance RTO, pending FERC approval. The Companies anticipate that the Alliance RTO will be operational during 2001. The plan is set forth in Part G and supported by Witness Baker.

          4.   SHOPPING INCENTIVE (PART H)

     The shopping incentives being proposed by each of the Companies are set forth in Part H, which is sponsored by Witness Forrester. The shopping incentives, or "the prices to compare," represent the lower of the market price or the unbundled generation rates of the current tariff for each Company. Company Witness Forrester explains in his testimony why the shopping incentive is not greater than the lower of the market price or the unbundled generation rate and why the Companies are not proposing that the incentive be increased in the second and third years.

     C.   REQUEST FOR ACCOUNTING AUTHORITY TO ESTABLISH NEW REGULATORY ASSETS

     CSP and OPCO propose to establish new regulatory assets in these Transition Plan proceedings. The new regulatory assets for both Companies include: 1) the cost resulting from SFAS 106 (Post-Retirement Benefits) Transition Obligation;
2) the cost mandated by Am. Sub. S. B. No. 3 for consumer education on electric restructuring; 3) the cost of the development and operation of the operational support systems that the electric distribution service provider must have to allow electric consumers to choose their supplier of electric generation service; and 4) the cost of CSP and OPCO's Transition Plan filings including the public notice required and the necessary hearings on both Companies' transition filings. As set forth in Part F, these other

----------

     (4) By submitting an Independent Transmission Plan, the Companies do not waive the arguments made in the Commission's Transition Plan rulemaking proceeding, in Case No. 99-1141-EL-ORD, and their Application for Rehearing filed on December 29, 1999, regarding the limitations of the Commission's jurisdiction to review and approve the Plan.

projected transition costs total $73,684,000 for CSP, and $90,260,000 for OPCO. These amounts are supported by Witnesses Forrester, McCoy, and Laine.

     The Companies request that the Commission grant the necessary financial accounting approvals to permit CSP and OPCO to treat these transition costs as Ohio retail jurisdictional regulatory assets and confirm that the costs will be recovered in regulated rates and reflected as such in their general purpose financial statements. Without such approval and confirmation, the Companies would be required, under financial accounting rules promulgated by the Financial Accounting Standards Board, to write-off those regulatory assets to expense, thereby reducing net income and retained earnings. Thus, the Companies request specific approval in a Commission Order of the amount of generation-related, Ohio retail jurisdictional regulatory assets and the timing of their recovery in accordance with the Transition Cost Recovery Plan included in the Companies' filing.

     D.   CONFIDENTIAL INFORMATION

     On this same date, CSP and OPCO are filing a Motion for Protective Order to maintain the confidentiality of certain information, identified in that motion, that the Companies deem competitively sensitive and proprietary. The information has been redacted from the filings. In light of the pending public records request of Mr. Dave Rinebolt, on behalf of Ohio Partners for Affordable Energy, for copies of FirstEnergy Corp.'s documents filed under seal with its transition plan, the Companies will not be filing any of the confidential information with the Commission at this time. When the issues regarding the proprietary information that Mr. Rinebolt's public records request raises are finally resolved in a satisfactory manner, the Companies will submit their confidential information under seal.

     CSP and OPCO intend to provide the confidential information to intervening parties. However, the information will only be provided to the parties subject to mutually agreeable protective arrangements, which address the difficult issues inherent in providing highly competitive confidential information to competitors. The basis for the Companies' entitlement to maintain the confidentiality of their information is more fully explained in the Motion for Protective Order.

     E.   MISCELLANEOUS

     Attached to this Application is the Companies' witness list which briefly describes the subject matter addressed in each of the witnesses' testimony submitted in support of the Companies' Transition Plans and requests for transition revenues. Concurrent with this filing, the Companies have each provided notice of their Transition Plan filings to all parties to their most recent electric rate cases and conjunctive electric service cases. In addition, a combined public notice of these Applications will be made in accordance with Rule 4901:1-20-05. Copies of these notices are attached as part of this Application.

     F.   CONCLUSION

     The exhibits filed with these Applications contain the support necessary for the Commission to make the findings required by ss. 4928.34. Therefore, the Companies respectfully request that the Commission approve the Transition Plans as filed and as described in the testimony in support of the Applications, authorize the Companies to collect transition revenues as requested, approve the tariffs filed with the Applications, authorize the accounting changes requested in the Applications, and make any other necessary determinations to meet its statutory obligations under Chapter 4928. Further, the Companies request that, if the Commission determines that it cannot approve the Transition Plans as filed, the Commission hold a hearing on that portion of the Transition Plans subject to question.

                                           Respectfully submitted,


                                           -------------------------------------
                                           Edward J. Brady, Esq.
                                           Kevin F. Duffy, Esq.
                                           Marvin I. Resnik, Esq.
                                           Trial Attorney
                                           American Electric Power Service
                                              Corporation
                                           1 Riverside Plaza
                                           Columbus, Ohio 43215
                                           (614) 223-1606
                                           Fax: (614) 223-1687
                                           Email: miresnik@aep.com

                                           Daniel R. Conway, Esq.
                                           Porter Wright Morris & Arthur
                                           41 South High Street
                                           Columbus, Ohio 43215-6194
                                           (614) 227-2270
                                           Fax: (614) 227-2100
                                           Email: dconway@porterwright.com

                                           Attorneys for Columbus Southern Power
                                           Company and Ohio Power Company